Exhibit 10.3

EQUITRANS MIDSTREAM CORPORATION

SENIOR EXECUTIVE

2021 MVP PERFORMANCE SHARE UNITS AWARD AGREEMENT

Common Stock-Settled & Non-transferable

G R A N T T O

(“Grantee”)

DATE OF GRANT:        [●], 2021

(“Grant Date”)

by Equitrans Midstream Corporation (the “Company”) of Performance Share Units (the “Performance Share Units”), representing the right to earn the number of shares of the Company’s common stock (the “Common Stock”) set forth herein, pursuant to and subject to the provisions of the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions in this award agreement (this “Agreement”).

The number of Performance Share Units subject to this award is [_________] (as more fully described herein, the “Award”). Depending on the Company’s achievement of timely Mountain Valley Pipeline in-service status, Grantee may earn and vest in the Award in accordance with this Agreement.

Grantee’s Performance Share Units under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, Grantee accepts the Performance Share Units through the Fidelity NetBenefits website, which can be found at www.netbenefits.com.

When Grantee accepts the Performance Share Units awarded under this Agreement, Grantee shall be deemed to have (i) acknowledged receipt of the Performance Share Units granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.

TERMS AND CONDITIONS

1.            Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)	“Cause” means: (i) Grantee’s conviction of a felony, a crime of moral turpitude or fraud or Grantee’s having committed fraud, misappropriation or embezzlement in connection with the performance of Grantee’s duties; (ii) Grantee’s willful and repeated failures to substantially perform assigned duties; or (iii) Grantee’s violation of any provision of a written employment-related agreement between Grantee and the Company or express significant policies of the Company. If the Company terminates Grantee’s employment for Cause, the Company shall give Grantee written notice setting forth the reason for Grantee’s termination not later than 30 days after such termination.

(b)	“Expiration Date” means January 1, 2024.

(c)	“Good Reason” means Grantee’s resignation within 90 days after: (i) a reduction in Grantee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Grantee’s annual short-term bonus target by the greater of (A) 10% and (B) 5 percentage points of Grantee’s target bonus percentage, unless the reduction is applicable to all similarly situated employees; (iii) a significant diminution in Grantee’s job responsibilities, duties or authority; (iv) a Company requested change in the geographic location of Grantee’s primary reporting location of more than 50 miles (but excluding any requirement to work remotely); and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.

A termination by Grantee shall not constitute termination for Good Reason unless Grantee first delivers to the General Counsel of the Company written notice: (i) stating that Grantee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Grantee. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(d)	“In-Service Date” means the date on which Mountain Valley Pipeline, LLC, the joint venture through which the Company holds ownership in the Mountain Valley Pipeline, is authorized by the Federal Energy Regulatory Commission to commence service on the Mountain Valley Pipeline, provided that the Committee certifies that such date has occurred on or before the Expiration Date.

(e)	“Mountain Valley Pipeline” means the approximately 300-mile, 42-inch diameter natural gas interstate pipeline project with a targeted capacity of 2.0 Bcf per day that will span from the Company’s existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia.

(f)	“Payment Date” is defined in Section 6 of this Agreement.

(g)	“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) all outstanding Performance Share Units awarded pursuant to the Senior Executive 2021 MVP Performance Share Units Award Agreements are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.

(h)	“Retirement” means Grantee’s voluntary termination of employment with the Company and its Affiliates after Grantee has (i) a length of service of at least 10 years and (ii) a combined age and length of service equal to at least 60 years. Grantee’s length of service will be determined by the Company, in its sole discretion, based on the Company’s internal payroll records. For purposes of this Section 1(h), service with EQT Corporation prior to November 13, 2018 shall be treated the same as service with the Company and its Affiliates. The termination of Grantee’s employment by the Company shall not qualify as Retirement.

2.            Earning and Vesting of Performance Share Units. The Performance Share Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual shares of Common Stock. Grantee shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits. The Performance Share Units represent the right to earn and vest in the amounts described below, payable in shares of Common Stock on the applicable Payment Date depending on (i) the Company’s attainment of the In-Service Date on or prior to the Expiration Date, and (ii) Grantee’s continued employment with the Company and/or any of its Affiliates through the applicable Payment Date (as defined below, and subject to Section 4, as applicable). Any Performance Share Units that do not vest will be immediately forfeited without further consideration or any act or action by Grantee. If the In-Service Date has not occurred on or prior to the Expiration Date, the Performance Share Units will be immediately forfeited without further consideration or any act or action by Grantee.

Except as otherwise provided in this Agreement, or under any written employment-related agreement with Grantee (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement, as required by the Company), the Performance Share Units will vest and become non-forfeitable as follows (each, a “Vesting Date”):

(a)	as to fifty percent (50%) of the Award, upon the Payment Date specified in Section 6(a) on or following the In-Service Date, provided Grantee has continued in the employment of the Company or its Affiliates through such Vesting Date;

(b)	as to twenty-five percent (25%) of the Award, upon the Payment Date specified in Section 6(b) on or following the first anniversary of the In-Service Date, provided Grantee has continued in the employment of the Company or its Affiliates through such Vesting Date; and

(c)	as to the remaining Award, upon the Payment Date specified in Section 6(c) on or following the second anniversary of the In-Service Date, provided Grantee has continued in the employment of the Company or its Affiliates through such Vesting Date.

3.            Voluntary Termination with Continued Board Service. Notwithstanding the foregoing, if Grantee’s employment is terminated voluntarily, including for Retirement, and Grantee remains on the board of directors of the Company or any Affiliate of the Company whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, Grantee shall retain all unpaid Performance Share Units, contingent upon achievement of the In-Service Date, for as long as Grantee remains on such board of directors, in which case any references herein to Grantee’s employment shall be deemed to include Grantee’s continued service on such board. Except as otherwise provided in this Agreement, the Performance Share Units shall be forfeited upon Grantee’s resignation as an employee of the Company or an Affiliate. For the avoidance of doubt, if Grantee transitions from employee status to board service, the applicable Vesting Dates and Payment Dates will be determined as if Grantee’s employment status with the Company was unchanged. Furthermore, in the case of Grantee’s death, Disability, or Retirement, during Grantee’s board service, the Award will be subject to Section 4(a) and Section 5.

4.            Vesting Upon Change in Status Prior to the In-Service Date. In making decisions regarding the extent to which the Performance Share Units are payable in the event that Grantee’s employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, and subject to the terms of any written employment-related agreement that Grantee has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement, as required by the Company), the following shall apply with respect to all Performance Share Units in the event that Grantee’s employment ceases prior to the In-Service Date (each, a “Vesting Date”):

(a)	Death, Disability, or Retirement. In the event of the Grantee’s death, Disability (as defined in the Plan), or Retirement prior to the In-Service Date, the Performance Share Units awarded pursuant to this Agreement shall vest on the Payment Date specified in Section 6(d) on or following the In-Service Date, according to the terms set forth in this Section 4(a).

The number of a Grantee’s Performance Share Units that vest pursuant to this Section 4(a) shall equal the total number of Performance Share Units awarded to Grantee pursuant to this Agreement multiplied by a fraction (which shall not be greater than 1), the numerator of which is the number of full months of continuous employment with the Company and/or an Affiliate from the Grant Date through the date of Grantee’s death, Disability, or Retirement, and the denominator of which is the total number of full months from the Grant Date to the In-Service Date. When determining the pro rata amount pursuant to this Section 4(a), the Participant shall be considered to have been employed with the Company and/or an Affiliate for a full calendar month so long as the Participant is employed by such entity for at least one day during such calendar month.

(b)	Qualifying Change of Control. Notwithstanding Section 9 of the Plan, upon the occurrence of the Qualifying Change of Control prior to the In-Service Date, 100% of the Award shall be forfeited.

(c)	Termination Without Cause or Resignation for Good Reason Following Change of Control. Notwithstanding Section 9 of the Plan, in the event that a Change of Control that is not a Qualifying Change of Control occurs prior to the In-Service Date, and (i) Grantee’s employment is terminated without Cause or (ii) Grantee resigns for Good Reason, in each case prior to the second anniversary of the Change of Control, the Performance Share Units shall vest in full on the Payment Date specified in Section 6(d) following the In-Service Date.

(d)	Other Termination. If Grantee’s employment is terminated prior to the In-Service Date for any reason not otherwise provided for in this Section 4, all Performance Share Units awarded pursuant to this Agreement shall be forfeited upon the date of the termination.

As a condition to the vesting of any Performance Share Units pursuant to this Section 4, Grantee may in the Company’s discretion be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of termination. Failure to satisfy this condition will result in forfeiture of such Performance Share Units.

5.            Vesting Upon Change in Status On or After the In-Service Date. In making decisions regarding the extent to which the Performance Share Units are payable in the event that Grantee’s employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, and subject to the terms of any written employment-related agreement that Grantee has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement, as required by the Company), the following shall apply with respect to all Performance Share Units in the event that Grantee’s employment ceases on or after the In-Service Date (each, a “Vesting Date”):

(a)	Death, Disability, or Retirement. In the event of Grantee’s death, Disability, or Retirement on or after the In-Service Date, all unvested Performance Share Units shall vest in full on the Payment Date specified in Section 6(e) following the date of such death, Disability, or Retirement.

(b)	Qualifying Change of Control. Upon the occurrence of the Qualifying Change of Control on or after the In-Service Date, 100% of the unvested Performance Share Units shall vest upon the closing date of such Qualifying Change of Control, provided Grantee has continued in the employment of the Company or its Affiliate through such date.

(c)	Termination Without Cause or Resignation for Good Reason Following Change of Control. In the event that a Change of Control that is not a Qualifying Change of Control occurs on or after the In-Service Date and (i) Grantee’s employment is terminated without Cause or (ii) Grantee resigns for Good Reason, in each case prior to the second anniversary of the Change of Control, the unvested Performance Share Units shall vest in full on the date of such termination without Cause or resignation for Good Reason.

(d)	Other Termination. If Grantee’s employment is terminated on or after the In-Service Date for any reason not otherwise provided for in this Section 5, all unvested Performance Share Units awarded pursuant to this Agreement shall be forfeited upon the date of the termination.

As a condition to the vesting of any Performance Share Units pursuant to this Section 5, if any, Grantee will be required to execute and not revoke a full release of claims in a form acceptable to the Company within 30 days of termination. Failure to satisfy this condition will result in forfeiture of such Performance Share Units.

6.            Time of Payment. The Performance Share Units awarded pursuant to this Agreement shall be settled in shares of Common Stock pursuant to the following dates (each, the “Payment Date”); provided, in no event will the Payment Date be later than March 15 of the year following the applicable Vesting Date:

(a)	The Payment Date for Performance Share Units vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than ninety (90) days after the In-Service Date.

(b)	The Payment Date for Performance Share Units vesting pursuant to Section 2(b) shall be a date selected by the Company that is no later than thirty (30) days after the first anniversary of the In-Service Date.

(c)	The Payment Date for Performance Share Units vesting pursuant to Section 2(c) shall be a date selected by the Company that is no later than thirty (30) days after the second anniversary of the In-Service Date.

(d)	The Payment Date for Performance Share Units vesting pursuant to Section 4(a) or Section 4(c) shall be a date selected by the Company that is no later than ninety (90) days after the In-Service Date.

(e)	The Payment Date for Performance Share Units vesting pursuant to Section 5(a) or 5(c) shall be a date that is thirty (30) days following Grantee’s termination of employment pursuant to Grantee’s death, Disability, or Retirement, termination without Cause, or resignation for Good Reason.

Notwithstanding the foregoing, in no event shall the Payment Date for Performance Share Units vesting pursuant to Section 2(a), 4(a), 4(c), 5(a), 5(b) or 5(c) occur prior to the first anniversary of the Grant Date.

7.            Dividend Equivalents. If the record date for regular dividends or special dividends with respect to Common Stock (whether made in cash or stock, unless made in accordance with any shareholder rights plan or similar arrangement) occurs during the period commencing on the Grant Date through and including the applicable Vesting Date, the cumulative amount of all regular and special dividends paid during such applicable period(s) on Grantee’s Performance Share Units shall be held and Grantee shall earn a right to receive a cash payment in respect of such dividends. Any cash payment Grantee may be entitled to pursuant to this Section 7 shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate and shall be paid at the same time as the Performance Share Units to which they relate.

8.            Restrictions on Transfer and Pledge; Holding Period. No right or interest of Grantee in the Performance Share Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or its Affiliates. Except as provided in the Plan, the Performance Share Units may not be sold, assigned, transferred, or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

Other than shares withheld by the Company to satisfy applicable tax withholdings (as described below), no shares of Common Stock awarded pursuant to this Agreement may be transferred or sold by the Grantee until the one-year anniversary of the applicable Payment Date and in any event Grantee shall remain subject to the requirements of any applicable stock ownership guidelines of the Company. Notwithstanding the foregoing, the holding period shall not apply with respect to any Performance Share Units vesting pursuant to Section 4 or 5.

9.            Limitation of Rights. The Performance Share Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Performance Share Units.

10.            Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Agreement. With respect to withholding required upon any taxable event arising as a result of this Agreement, the employer shall satisfy the tax withholding required by withholding shares of Common Stock, having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

11.            Plan Controls. Other than as expressly set forth herein, this Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative. Any conflict between this Agreement and the terms of a written employment-related agreement with Grantee effective on or prior to the Grant Date shall be decided in favor of the provisions of such employment-related agreement.

12.            Recoupment Policy. Any shares of Common Stock distributed or amounts paid to Grantee hereunder, and any cash or other benefit acquired on the sale of shares of Common Stock distributed hereunder, shall be subject to the terms and conditions of the Equitrans Midstream Corporation Compensation Recoupment Policy, effective June 17, 2019, as may be amended or restated from time to time, to the extent such policy is applicable to Grantee and the Performance Share Units. A copy of such policy is available upon request from the Company’s Corporate Secretary.

13.            Relationship to Other Benefits. The Performance Share Units shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements.

14.            Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

15.            Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Performance Share Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16.            Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

17.            Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either sent by electronic mail, hand-delivered or if sent by overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Any notice delivered or made by electronic mail will be deemed to be given on the date of actual delivery as shown by the date of the electronic mail message. Notices shall be directed, if to Grantee, at Grantee’s address (or electronic address, as applicable) indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Manager, Compensation and Benefits, or if notice is sent to the Company by electronic mail, to TotalRewards@equitransmidstream.com.

18.            Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with the Equitrans Midstream Corporation Long-Term Incentive Plan Dispute Resolution procedures, effective December 15, 2020, as may be amended or restated from time to time. A copy of such procedures is available upon request from the Company’s Corporate Secretary and is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.com.

19.            Tax Consequences to Grantee. It is intended that: (i) until the applicable Payment Date occurs, Grantee’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the award is paid on the applicable Payment Date, Grantee shall have merely an unfunded, unsecured promise to receive such award, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code.

20.            Plan and Company Information. Grantee may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.com, and clicking on the “Menu” tab followed by the “Stock Plans” tab and then following the prompts to the Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.equitransmidstream.com by clicking on the “Investors” link on the main page and then “Financial Reporting” and “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.